FOR IMMEDIATE RELEASE	March 13, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION IN CINCINNATI, OHIO MSA

Freehold, New Jersey….March 13, 2015 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 232,200 square foot built-to-suit industrial building located at 201 Exploration Drive, Monroe, Ohio at a purchase price of $13,416,000. The property is net-leased for 15 years to UGN, Inc., an Illinois corporation. The building is situated on approximately 22.4 acres and is expandable by an additional 155,000 square feet.

Michael P. Landy, President and CEO, commented, “We are pleased to welcome UGN, Inc. to our roster of high-quality tenants. Founded in 1986, UGN is a recognized leader in supplying quality parts for the Japanese automotive industry in North America. This Class A industrial facility is located off of I-75 and is in close proximity to both Honda and Toyota’s U.S. headquarters. This showcase built-to-suit facility has substantial expansion capacity and is net-leased for 15 years.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-nine properties located in twenty-eight states, containing a total of approximately 13.0 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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